EXHIBIT 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

Statement of Work No. Three

THIS STATEMENT OF WORK NO. THREE (“SOW”) is made and entered into as of January 12, 2018 (the “SOW Effective Date”) by and between HTG Molecular Diagnostics, Inc. (“HTG”) and QIAGEN Manchester Limited (“QIAGEN”). This SOW is made a part of, and shall be governed by, the terms and conditions of the Master Assay Development, Commercialization and Manufacturing Agreement (the “MSA”) executed between the Parties dated as of November 16, 2016. In the event of a conflict between the terms and conditions of this SOW and those of the MSA, the MSA shall govern unless otherwise expressly provided herein. Capitalized terms shall be defined as in the MSA, unless otherwise defined herein.

1.

Term. This SOW shall commence as of the SOW Effective Date and shall expire on the date on which the last of the following occurs: (i) completion of all Development activities specified in this SOW, or (ii) receipt by HTG of payment of all amounts due to HTG (including any profit sharing) under this SOW; unless this SOW is earlier terminated in accordance with its terms or the terms of the MSA.

2.

Sponsor Project Agreement. This SOW covers the performance by each Party of its respective activities in support of the Development of the PDP Assay that is the subject of the Sponsor Project Agreement, identified as the Master Collaboration Agreement for Companion Diagnostics, dated [1][...***...], between QIAGEN and [...***...] (“PHARMA”), as delivered to HTG on [...***...].

3.	Development Work
3.1.

Development Objectives. Development activities under this SOW, generally, are directed to the following objectives, all or part of which may occur in series or in parallel as circumstances may dictate:

3.1.1.	Design and develop an Investigational Use Only (IUO) assay [...***...];
3.1.2.	Transfer the IUO assay to [...***...] clinical testing site; and
3.1.3.	Such other Development objectives as approved by unanimous written decision of the Steering Committee.
3.2.

Development Activities. In furtherance of the foregoing Development objectives, following such review(s), discussion(s) and/or meeting(s) of the respective Development teams (referred to as the “Joint Governance Committee” or “JGC”) as each Party determines appropriate in its sole discretion, the Steering Committee, upon recommendation of the JGC,

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will, or has as of the SOW Effective Date, unanimously determine(d) each Party’s respective Development activities (collectively, the “Work Plan”). The Work Plan may be modified or supplemented from time‑to‑time by unanimous written decision of the JGC to the extent such modifications or supplements impact the Project Costs by less than [1][...***...]% overall and do not impact the target or due dates of any Deliverable. To the extent proposed modifications or supplements of the Work Plan impact Project Costs by more than [...***...]% overall or impact the target or due date of any Deliverable, the proposed modification shall be approved by unanimous written decision of the Steering Committee. Each Party shall use commercially reasonable efforts to complete its respective Development obligations as set forth in the Work Plan in a time- and cost‑efficient manner and otherwise in conformance with this SOW and Section 3 of the MSA.

3.3.

As provided in the MSA, Section 3.7, each Party’s Project Lead shall keep the other Party, and (if applicable) PHARMA, updated and consult with such other Party on a reasonably regular basis with respect to all the Development work being conducted by such Party. Without limiting the generality of the foregoing, the responsible Party shall, to the extent reasonably feasible:

3.3.1.	Invite a reasonable number of representatives of the other Party to attend any formal design reviews (“FDR”) that occur as part of the responsible Party’s Development activities under this SOW.
3.3.2.

Make final or near-final “Deliverables” (as provided in Section 4) available to the other Party for review; provided that such other Party’s review shall not delay the corresponding Development milestone or other obligation of the responsible Party related to such Deliverable.

3.3.3.

Subject to the responsible Party’s independent professional judgment in accordance with the applicable provisions of this SOW (as provided in Section 3.4 of the MSA), the responsible Party agrees to consider, in good faith, comments or requests timely received from the non‑responsible Party regarding Deliverables or FDR-related topics.

3.4.	In the event of a Project Delay or if PHARMA rejects any deliverable based upon quality issues attributed to HTG’s Development work under this SOW, Section 3.9 of the MSA shall apply.
3.5.

QIAGEN Materials. Except to the extent HTG expressly has agreed to provide Samples for all or part of its Development activities, QIAGEN shall timely deliver, or cause PHARMA to timely deliver, to HTG all Samples and other Materials (as defined in Section 6.1.13) necessary for HTG to perform its Development activities hereunder.

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4.

Milestones, Deliverables and Related Matters. Development activities for this SOW are directed to achieve certain milestones and, for each milestone, the delivery to PHARMA of one or more Deliverables. The applicable milestones, Deliverables, Party responsible for completion of each Deliverable, target (or, as applicable, due) dates, and expected PHARMA milestone payments shall be set forth in the Work Plan. Upon completion of each Deliverable for which HTG is responsible, HTG shall deliver such Deliverable to QIAGEN. Upon receipt from HTG or upon completion by QIAGEN, as applicable, QIAGEN shall deliver all Deliverables to PHARMA and promptly notify HTG when such Deliverable has been accepted (or, as applicable, rejected) by PHARMA. QIAGEN shall also invoice, and receive applicable milestone payment(s) from, PHARMA upon completion of each milestone.

5.	Compensation Arrangement
5.1.

Allowable Project Costs. For purposes of this SOW, allowable Project Costs for the respective Parties shall include direct employee costs, materials and other direct expense, capital purchases, and subcontractor expenses, as follows:

5.1.1.

Direct employee costs shall be the sum, for each employee and each day in the applicable period, of the products calculated by the fraction of an eight-hour day spent by each employee performing Development work specified in this SOW multiplied by the daily Wage Rate (defined below) applicable to each such employee.

5.1.1.1.

For purposes of this subsection, the “Wage Rate” shall be an average salary for similarly-situated employees performing specified skills-based functions plus a Payroll Burden Rate, and will not be the actual wage paid each specific individual who performs Development work. For purposes of this subsection, the “Payroll Burden Rate” will include the expense for payroll taxes, vacation, accrued bonus, group insurance (representing workers’ compensation insurance, health insurance and life and disability insurance), stock compensation and payroll service fees, excluding, representative of the employee mix performing the applicable Development activities.

5.1.1.2.

Wage Rates will be recalculated every [1][...***...] months in [...***...], and utilized for the immediately following [...***...] period. Upon request, each Party shall provide the other Party reasonable documentary support for its Wage Rate calculations.

5.1.2.

Material and other direct costs are all directly incurred expenses associated with Development activities. These expenses are expected to include materials used internally or provided by a Party to subcontractors (including a Party’s product inventory and

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supplies purchased from a third party), direct travel required for the Development activities, and any other mutually approved direct expenses. Amounts invoiced to a Party by any third‑party subcontractor shall not be a direct cost under this subsection.

5.1.3.

Capital purchases shall be the acquisition cost of any capital asset that is to be used solely for Development activities. Any such capital purchases by either Party must be approved in writing by the non-purchasing Party prior to purchase. Upon completion of the Development activities in this SOW, any remaining value attributable to the purchased capital asset (as determined in accordance with US GAAP) shall be credited back to the Net Profit share (see below). HTG shall specifically itemize any approved capital purchases in invoices to QIAGEN.

5.1.4.

Subcontractor expense shall be the actual cost invoiced to a Party by any permitted third-party subcontractor that performs Development activities. Items provided to a permitted subcontractor, such as assay kits or other consumables, for use by such subcontractor to perform Development activities are subject to Section 5.1.2 (and not this subsection) and will be billed at cost.

5.2.	Project Costs Acknowledgment or Overage.
5.2.1.

Each Party acknowledges to the other Party that it has received and approved the estimated Project Costs of the other Party prior to the full execution of this SOW. Such approved estimated Project Costs shall not be modified unless the Parties confer in good faith to determine the desirability of such modification, and no modification, change or amendment to approved estimated Project Costs will be effective until revised estimated Project Costs are received and approved by both Parties.

5.2.2.

In the event actual Project Costs are expected to exceed the estimated Project Costs by [1][...***...]% or more, the Party expecting to incur such cost overages shall notify the other Party as soon as possible, and, where possible, prior to incurring the overages and, in HTG’s case, prior to invoicing QIAGEN. The Steering Committee shall meet promptly following receipt by the applicable Party of the overage notice to discuss the circumstances. Where overages are identified, the Parties shall work in good faith to agree to a reasonable reimbursement solution based upon the facts and circumstances that have led to the overage, and agreement should be made in writing within one month of the overage being identified. No amounts in excess of [...***...]% of the original estimated Project Costs should be included in Development Net Profit calculations without mutual agreement of the Parties.

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5.3.

HTG Development Fee: QIAGEN shall pay HTG for the Development work performed by HTG on a monthly, fee-for-service basis (the “HTG Development Fee”). The HTG Development Fee shall be the amount of allowable HTG Project Costs actually incurred in the applicable period plus [1][...***...]% of such allowable HTG Project Costs as a program management and administration fee (which fee shall, for purposes of Section 5.5 below, be deemed HTG Project Costs).

5.3.1.

Invoices for the HTG Development Fee will be submitted by HTG to QIAGEN on a monthly basis containing the applicable purchase order number provided by QIAGEN, and will be due within [...***...] days from the date of receipt of invoice by QIAGEN. Payment of such invoices will occur regardless of whether QIAGEN has collected payments from or invoiced PHARMA. In no event will QIAGEN be obligated to make any pre‑payments to HTG for services or Deliverables.

5.4.

QIAGEN Project Costs: QIAGEN shall retain for itself (subject to Net Profit accounting) allowable QIAGEN Project Costs for Development work performed in the period corresponding to each PHARMA milestone payment plus [...***...]% of such allowable QIAGEN Project Costs as a program management and administration fee (which fee shall, for purposes of Section 5.5 below, be deemed QIAGEN Project Costs).

5.5.

Profit Sharing. Except to the extent otherwise provided in this subsection, Net Profit shall be determined as provided in Section 5.2.4 of the MSA. Within [...***...] days after QIAGEN’s receipt of an invoice from HTG following the end of each calendar quarter, QIAGEN will prepare and deliver to HTG an initial calculation of Net Profit for the then‑ended calendar quarter (“Applicable Period”), including all amounts paid by PHARMA to QIAGEN under the Sponsor Project Period during the Applicable Period. The support for the Net Profit calculation will include documentary evidence of allowable Project Costs for HTG and QIAGEN for the Applicable Period, including, for example, timesheets and copies of invoices received from third parties and subcontractors. No later than [...***...] days after HTG’s receipt of the initial Net Profit calculation, the Parties shall meet as provided in the MSA and approve the Net Profit amount for the Applicable Period. The Parties shall each receive 50% of the mutually approved Net Profit amount. HTG will issue an invoice to QIAGEN containing the relevant purchase order number provided by QIAGEN for HTG’s Net Profit amount. QIAGEN shall pay HTG’s Net Profit amount within [...***...] days of receiving the applicable invoice.

5.6.

Wind-down Costs and Termination Fees. To the extent QIAGEN receives any payments from PHARMA for wind-down costs or fees relating to termination of a Work Plan or the Sponsor Project Agreement, those payments shall be addressed according to Article 5 of the MSA.

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6.	Intellectual Property
6.1.	Certain Definitions. For purposes of this Section 6, the indicated terms are defined as follows:
6.1.1.

“Affiliate” shall mean any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with an expressly identified party. As used in this definition and notwithstanding Section 6.1.6, “control” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

6.1.2.	“Background Intellectual Property” shall mean all Intellectual Property (defined below) that is in existence and Controlled (defined below) by the respectively named party on the SOW Effective Date.
6.1.3.

“Clinical Data,” shall mean all data, information, results and reports relating to (i) patients in connection with clinical studies of PHARMA Products (defined below) under the Work Plan or corresponding schedule of the Sponsor Project Agreement; and (ii) patient populations, therapy and therapeutic efficacy, including clinical outcome data (i.e., any data related to the performance of the PHARMA Product or PHARMA Compound (each defined below) including but not limited to safety and toxicity) derived from any Materials, which, in each case, is generated by or on behalf of either Party or PHARMA during the course of performing Development activities under the Work Plan or corresponding schedule of the Sponsor Project Agreement.

6.1.4.

“Clinical Trial” shall mean a clinical investigation of a PHARMA Product undertaken or supported by PHARMA as part of the development of such PHARMA Product to obtain information relating to patient outcome and/or selection for therapy with such PHARMA Product, which clinical investigation includes the use of the PDP Assay or any prototype of it.

6.1.5.

“Contract Laboratory” shall mean a third‑party laboratory used by QIAGEN, PHARMA or HTG to perform certain services, such as sample testing, as set forth in a Work Plan or corresponding schedule of the Sponsor Project Agreement.

6.1.6.

“Control” or “Controlled” or “Controlling” shall mean, with respect to any item of Intellectual Property, the respective party’s right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or to grant to, QIAGEN, PHARMA or HTG, as applicable in the particular circumstance, access or a license or sublicense, without violating the terms of any agreement or other arrangement with a party other than QIAGEN, PHARMA or HTG.

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6.1.7.

“Data” shall mean all data and results (i) supplied to HTG by PHARMA (directly or indirectly via QIAGEN), or (ii) supplied to QIAGEN by PHARMA, or (iii) generated in any Clinical Trial (including, for example, all patient data), or (iv) generated by a Contract Laboratory for or on behalf of QIAGEN, PHARMA or HTG; in each case, in the course of Development activities in the Work Plan or corresponding schedule of the Sponsor Project Agreement, or generated by PHARMA, QIAGEN or HTG using Materials.

6.1.8.

“Diagnostic Foreground Intellectual Property” shall mean any Foreground Intellectual Property (defined below) covering diagnostic kits and/or diagnostic methods wherein said kits and methods do not comprise therapeutic compounds or products, including PHARMA Compounds or PHARMA Products, or the use thereof.

6.1.9.

“Foreground Intellectual Property” shall, exclude Data, but otherwise mean any and all Intellectual Property (defined below) arising directly from work performed under and according to the Work Plan or corresponding schedule of the Sponsor Project Agreement whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of PHARMA and/or its Affiliates, and/or by the employees, agents or consultants of QIAGEN and/or its Affiliates, and/or by the employees, agents or consultants of HTG and/or its Affiliates, whether solely or jointly by any such persons or entities.

6.1.10.

“HTG Project-related IP” shall mean HTG Background Intellectual Property, Foreground Intellectual Property Controlled solely by HTG, and Data Controlled solely by HTG that, in each case, is necessary for PHARMA to make, have made, use, sell, offer for sale, and import an in vitro diagnostic (“IVD”) assay meeting the same specifications set forth in the Work Plan for the same use(s) of the relevant PHARMA Product set forth in the Work Plan; provided that, any HTG Background Intellectual Property relating to biomarkers and/or uses of such biomarkers shall be excluded.

6.1.11.

“Intellectual Property” shall mean all intellectual property rights, including patent rights (pending or issued), know-how, utility models, registered designs, design rights, copyrights, copyright registrations, trademarks, domain names, trade secret and other confidential information, and similar intellectual property rights.

6.1.12.

“Joint Biomarker Data” shall mean all data, information, results and reports relating to biomarkers that are covered in the Foreground Intellectual Property, and that are not directly related to Background Intellectual Property of QIAGEN or PHARMA, whether such Joint Biomarker Data is generated by or on behalf of QIAGEN, PHARMA and/or HTG during the course of performing the Development activities under the Work Plan or corresponding schedule of the Sponsor Project Agreement.

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6.1.13.

“Materials” shall mean biological samples, compounds, reagents, supplies, products and other goods that PHARMA delivers to HTG (directly or indirectly via QIAGEN) or to QIAGEN, or HTG or QIAGEN procures from a third party at PHARMA’s expense, as provided in a Work Plan or corresponding schedule of the Sponsor Project Agreement, for purposes of HTG or QIAGEN performing its Development obligations under this SOW or, with respect to QIAGEN, the Sponsor Project Agreement.

6.1.14.

“PHARMA Biomarker Data” shall mean all data, information, results and reports directly relating to biomarkers that are covered in PHARMA Background Intellectual Property, whether such PHARMA Biomarker Data is generated by or on behalf of QIAGEN, PHARMA and/or HTG during the course of performing the Development activities for the PDP Assay under the Work Plan or corresponding schedule under the Sponsor Project Agreement.

6.1.15.

“PHARMA Compound” shall mean a single biological and/or chemical substance identified in a Work Plan that PHARMA is developing or commercializing for the medical prevention, treatment, or cure of diseases of human beings.

6.1.16.

“PHARMA Foreground Intellectual Property” shall mean Foreground Intellectual Property covering (i) biological or chemical substances for the medical prevention, treatment, or cure of diseases of human beings and/or animals and the pharmaceutical use of such substances in human or animals, and/or (ii) biomarkers which are covered by PHARMA Background Intellectual Property.

6.1.17.	“PHARMA Product” shall mean any product containing a PHARMA Compound.
6.2.

PHARMA Pass-through Rights. To the extent of HTG’s right, title and interest in Data and Foreground Intellectual Property, which, collectively, include, without limitation, Clinical Data, PHARMA Biomarker Data, and PHARMA Foreground Intellectual Property:

6.2.1.

Notwithstanding anything in this SOW or the MSA to the contrary, HTG hereby assigns to QIAGEN all right, title and interest HTG may have in Clinical Data, PHARMA Biomarker Data, and PHARMA Foreground Intellectual Property (collectively, referred to herein as “PHARMA Sole IP”) solely to the extent necessary for QIAGEN to satisfy its obligations to PHARMA with respect to the PHARMA Sole IP pursuant to the Sponsor Project Agreement.

6.2.2.

HTG hereby assigns to QIAGEN joint ownership rights in and to such right, title and interest HTG may retain in Data and Foreground Intellectual Property subsequent to the assignment set forth in Section 6.2.1 solely to the extent necessary for QIAGEN to satisfy its obligations to PHARMA with respect to Data and Foreground Intellectual

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Property pursuant to the Sponsor Project Agreement. QIAGEN shall have an obligation to account to HTG with respect to the restriction attending such rights.
6.3.

PHARMA Licenses Pass-through to HTG. Except for QIAGEN Property, QIAGEN hereby grants a license to HTG to the extent of all rights licensed or sublicensed, as applicable, by PHARMA to QIAGEN pursuant to the Sponsor Project Agreement (“PHARMA Licenses”), subject to all limitations of such PHARMA Licenses. QIAGEN shall inform HTG, in writing, of the limitations of all such PHARMA Licenses. The Parties acknowledge that HTG’s receipt of a signed copy of the Sponsor Project Agreement, as it may be amended and delivered to HTG from time to time, shall satisfy such notice requirement.

6.4.	Intellectual Property as Between QIAGEN and HTG.
6.4.1.

Excluding any QIAGEN Property, Clinical Data, PHARMA Biomarker Data, and/or PHARMA Foreground Intellectual Property, and excluding any improvements, modifications or enhancements related to QIAGEN IP, QIAGEN hereby assigns to HTG for any and all purposes in HTG’s sole discretion: (i) all right, title and interest QIAGEN may have in Data or Foreground Intellectual Property to the extent it is HTG Property, and (ii) joint ownership rights (with no obligation of joint owners to account to each other under applicable law) in and to any right, title and interest QIAGEN may retain in Data or Foreground Intellectual Property, including, without limitation, Analytical Performance Data, Joint Biomarker Data, and Diagnostic Foreground Intellectual Property.

6.4.2.

Excluding any HTG Property, Clinical Data, PHARMA Biomarker Data, and/or PHARMA Foreground Intellectual Property, and excluding any improvements, modifications or enhancements related to HTG IP, HTG hereby assigns to QIAGEN for any and all purposes in QIAGEN’s sole discretion: (i) all right, title and interest HTG may have in Data or Foreground Intellectual Property to the extent it is QIAGEN Property, and (ii) joint ownership rights (with no obligation of joint owners to account to each other under applicable law) in and to such right, title and interest as HTG may retain in Data and Foreground Intellectual Property, including, without limitation, Analytical Performance Data, Joint Biomarker Data, and Diagnostic Foreground Intellectual Property.

6.5.

Notice of Foreground Intellectual Property. The Parties will inform each other in writing about any Foreground Intellectual Property without unreasonable delay after it has been conceived by their employees, agents or consultants. Each Party shall have the sole responsibility to register, protect and enforce its respective Foreground Intellectual Property.

6.6.	Third‑party Infringement Notice. During the Term of this SOW, the Parties will promptly notify each other of any claim or threatened claim by a third party that the development or

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commercialization of the PDP Assay may infringe any Intellectual Property right of a third party.
6.7.	Effect of Termination for Cause by PHARMA.
6.7.1.

If PHARMA terminates the Sponsor Project Agreement or any schedule thereunder related to the Work Plan for an uncured material breach that is directly caused by HTG and HTG has been compensated by QIAGEN for all milestones completed prior to termination and any pass-through costs that were already paid, then:

6.7.1.1.	HTG shall, at PHARMA’s reasonable request and expense, fully cooperate with QIAGEN and PHARMA to develop and implement a wind-down plan for the Project, including the following obligations:
6.7.1.1.1.

First, HTG shall transfer to PHARMA or PHARMA’s designee, any regulatory documentation, any marketing authorizations, and all documentation and information (including feasibility, verification and process validation information and data), know-how, materials, and other information relating to HTG Project‑related IP in sufficient detail to enable the completion of HTG’s obligations and activities under this SOW (“Transferred Materials”); provided that, if QIAGEN is PHARMA’s designee, the parties will negotiate in good faith a reasonable technology transfer fee to be paid to HTG by QIAGEN; and

6.7.1.1.2.

Second, in connection with the delivery of the foregoing Transferred Materials, HTG will promptly negotiate in good faith with PHARMA a non‑exclusive, world‑wide, non‑sublicensable, royalty‑bearing license agreement to HTG Project‑related IP as reasonably necessary for the research, development, regulatory approval of, and to make, have made, use, sell, offer for sale, and import an IVD assay meeting the same specifications set forth in the Work Plan and, if not otherwise specified in the Work Plan, solely for the labeled use of the relevant PHARMA Product.

6.7.2.

If PHARMA terminates the Sponsor Project Agreement or any schedule thereunder related to the Work Plan for an uncured material breach that is directly caused by HTG, then the exclusivity obligation of the MSA will terminate solely with respect to the development for PHARMA and/or its Affiliates of an IVD assay meeting the same specifications set forth in the Work Plan, and QIAGEN shall be free to independently develop, market, and commercialize such an IVD assay with PHARMA and/or its Affiliates; provided that, nothing in this Section 6.7.2, shall be deemed to grant to

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QIAGEN any license (whether express or implied, by estoppel or otherwise) or any other right, title or interest in or to any HTG Property.
6.7.3.

If PHARMA terminates the Sponsor Project Agreement or any schedule thereunder related to the Work Plan for any reason other than an uncured material breach that is directly caused by HTG, then the exclusivity obligation of the MSA will terminate solely with respect to the development for PHARMA and/or its Affiliates of an IVD assay meeting the same specifications set forth in the Work Plan, and HTG shall be free to independently develop, market, and commercialize such an IVD assay with PHARMA and/or its Affiliates; provided that, nothing in this Section 6.7.3, shall be deemed to grant to HTG any license (whether express or implied, by estoppel or otherwise) or any other right, title or interest in or to any QIAGEN Property.

7.

SOW Suspension and Termination. This SOW may be suspended or terminated as specified in the MSA, as it may be amended from time to time; provided that notwithstanding anything in Section 13.3.2 of the MSA to the contrary, in the event of a Change of Control, neither Party shall have the right to terminate this SOW or the MSA to the extent it relates to this SOW.

8.	Audits. In addition to the rights and obligations of the Parties under Article 12 of the MSA, the Parties agree:
8.1.	PHARMA’s Audit Rights. If requested by PHARMA, HTG shall offer PHARMA all rights of QIAGEN under Article 12 of the MSA or as otherwise set forth in this Section 8.
8.2.

Notice of Non-routine Audits. In the event a regulatory or administrative authority gives either Party (the “Audited Party”) notice of its intent, with respect to any facility of the Audited Party that is being used to perform obligations of a Work Plan under this SOW, to conduct a non-routine inspection, audit, or investigation, or take any other type of regulatory action, the Audited Party will give the other Party notice within [1][...***...] business days after the Audited Party’s receipt of such notice thereof, and supply all relevant information and findings pertaining thereto. PHARMA shall have the right to be on-site during any such non-routine inspections, audits, investigations or regulatory actions of HTG.

8.3.

Notice of Inspection Findings.  Within [...***...] business days of receipt, the Audited Party will forward to the other Party copies of any inspection, audit or investigation findings that would materially impact activities of the Audited Party under the Work Plan or the ability to obtain regulatory approval for the PDP Assay.

8.4.

HTG Corrective Action. To the extent PHARMA identifies any significant non‑compliance issues during a Development-activities-related audit by PHARMA of HTG’s facilities and operations that have been communicated in writing by PHARMA to HTG (“HTG Non-

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compliance Notice”), HTG shall promptly provide QIAGEN a copy of such HTG Non-compliance Notice.  If requested by PHARMA in connection with a HTG Non‑compliance Notice, HTG shall provide (i) a corrective action plan in writing to PHARMA (with a copy to QIAGEN) within [1][...***...] days of HTG’s receipt of a corrective action request letter from PHARMA, and (ii) corrective action status reports to PHARMA (with a copy to QIAGEN) at mutually agreed time interval(s) until all non-compliance items have been addressed and the corrective action plan has been completed.  If the responses are deemed unacceptable by PHARMA and, as a result, PHARMA terminates the Sponsor Project Agreement or any schedule thereunder related to the Work Plan, then QIAGEN may terminate this SOW for material breach.

8.5.

QIAGEN Corrective Action. To the extent PHARMA provides written notice to QIAGEN of any significant non‑compliance issues identified during a Development-activities-related audit by PHARMA of QIAGEN’s facilities and operations (a “QIAGEN Non-compliance Notice”), QIAGEN shall promptly provide HTG with a copy of such QIAGEN Non‑compliance Notice. In addition, QIAGEN shall promptly provide HTG with copies of any corrective action plans and corrective action status reports delivered by QIAGEN to PHARMA in connection with any response(s) to a Non‑compliance Notice until all non-compliance items have been addressed and any corrective action plan(s) has been completed.

9.

Representation and Warranty. HTG represents and warrants to QIAGEN that to HTG’s actual knowledge, without investigation, as of the SOW Effective Date, neither the HTG EdgeSeq instrument platform, as available for sale on the SOW Effective Date, nor the HTG EdgeSeq method, as claimed in U.S. Pat. No. 8,741,564, infringes the valid patent rights of any third party.

IN WITNESS WHEREOF, HTG and QIAGEN each has caused this SOW to be executed by its respective duly authorized representative as of the SOW Effective Date.

HTG MOLECULAR DIAGNOSTICSQIAGEN MANCHESTER LIMITED

By:/s/ Timothy B. JohnsonBy:/s/ Roland Sackers

Name:Timothy B. JohnsonName:Roland Sackers

Title:President, Chief Executive OfficerTitle:CFO

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